UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2019

SELECTA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way

Watertown, MA 02472

(Address of principal executive offices) (Zip Code)

(617) 923-1400

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	SELB	Nasdaq Global Market
$0.0001 par value per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

MIT License Amendment

On December 13, 2019, the Company entered into the Fourth Amendment (the “MIT Amendment”) to the Exclusive Patent License Agreement by and between the Company and the Massachusetts Institute of Technology (“MIT”) (the “MIT Agreement”). Pursuant to the MIT Amendment, a provision of the MIT Agreement under which the Company was obligated to initiate a Phase 3 clinical trial for a licensed product by a specified date in the fourth quarter of 2019 is tolled until the earlier of (i) a specified date in the second quarter of 2020 or (ii) the effective date of a written amendment to the MIT Agreement. Further, pursuant to the MIT Amendment, the parties agreed to negotiate in good faith to enter into a future amendment to the MIT Agreement after the Company provides MIT with an amended diligence plan.

Item 8.01	Other Items

AskBio License Agreement

On December 17, 2019, Selecta Biosciences, Inc. (the “Company”) and Asklepios BioPharmaceutical, Inc., a Delaware corporation, (“AskBio”) entered into a License Agreement (the “AskBio Agreement”). Pursuant to the AskBio Agreement, AskBio has exercised its option to exclusively license the Company’s intellectual property rights covering the Company’s antigen-specific biodegradable nanoparticle encapsulating the immunomodulator rapamycin (“ImmTOR”) to research, develop, and commercialize certain recombinant adeno-associated virus (“rAAV”) gene therapy products utilizing ImmTOR, and targeting the glucosidase alpha, acid (“GAA”) gene, or derivatives thereof, to treat Pompe Disease (“Licensed Products”).

Pursuant to the AskBio Agreement and ancillary documents pertaining thereto, within thirty (30) days of the effective date of the AskBio Agreement, AskBio agreed to pay to the Company upfront fees of an aggregate of $7,000,000. Also pursuant to the AskBio Agreement, and the referenced ancillary documents, AskBio agreed to make additional payments to the Company based on the achievement of certain development and commercial milestones of up to an aggregate of $237 million. AskBio will also be obligated to make tiered royalty payments, at percentages in the mid-to-high single digits, to the Company based on achievement of certain sales milestones.

Pursuant to the AskBio Agreement, the Company will supply AskBio with its ImmTOR technology which will be reimbursed at cost plus a ten percent (10%) markup, and AskBio will be responsible for all preclinical, clinical and commercial manufacture and supply of Licensed Products (other than ImmTOR) and carry out all other activities related to the research, development, and commercialization of Licensed Products at its sole expense, including all regulatory activities related thereto.

The AskBio Agreement contains other customary terms and conditions, including representations and warranties, covenants, termination, and indemnification obligations in favor of each party.

Phase 2 COMPARE Trial

As of December 2, 2019, in the Company’s Phase 2 Head-to-Head COMPARE study, 56 patients had been dosed in the SEL-212 arm of the trial and 57 patients had been dosed in the pegloticase arm of the trial. Of those patients, 45 patients enrolled in each arm of the trial had met the criteria to be observed for stopping rules. In the SEL-212 arm of the trial, eight patients had discontinued treatment, including four patients who discontinued treatment due to meeting a stopping rule and four patients who discontinued treatment due to an adverse event. In the pegloticase arm of the trial, 22 patients had discontinued treatment, including 16 patients who met a stopping rule, and six patients who discontinued treatment due to an adverse event. All adverse events which led to the discontinuation of study treatment were due to infusion reactions. Two of these reactions, in each treatment arm, respectively, were classified as serious.

Under the clinical trial protocol, patients are required to stop treatment if they have met a stopping rule. The stopping rules for pegloticase follow the FDA prescribing information. For SEL-212, patients will have met the stopping rule if their serum uric acid (“SUA”) levels are greater than 1.0 mg/dL, measured at day 21 of the first treatment period, or their SUA levels are greater than 6.0 mg/dL measured at day 21 of the second, third, fourth or fifth treatment periods as this drug is dosed every 28 days. For pegloticase, patients will have met the stopping rule if their SUA levels are greater than 6.0 mg/dL measured on two consecutive pre-dose measurements. Pegloticase is dosed every 14 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: December 19, 2019	By:	/s/ Carsten Brunn, Ph.D.
Carsten Brunn, Ph.D.
President and Chief Executive Officer